As filed with the Securities and Exchange Commission on March 21, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUXFER HOLDINGS PLC
(Exact name of Registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)		98-1024030 (I.R.S. Employer Identification Number)
Lumns Lane Manchester, England M27 8LN +44 161 300 0600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Luxfer Holdings PLC Long-Term Umbrella Incentive Plan
(Full Title of the Plan)

Corporation Service Company
2711 Centreville Road, Suite 400
Wilmington, Delaware 19808
(866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jamie Savage
Luxfer Holdings PLC
Lumns Lane
Manchester, England M27 8LN

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b--2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, £.50 par value per share	650,000	$14.41	$9,480,250	$1,180.30

(1)
Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (the “Plan”) as a result of stock splits, stock dividends or similar adjustments of the outstanding ordinary shares of Luxfer Holdings PLC (the “Registrant”).

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to ordinary shares issuable pursuant to awards not yet granted under the Plan and based upon the average of the high and low prices of the ordinary shares of the Registrant as reported on the New York Stock Exchange on March 20, 2018.

Part I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The reports listed below, or excerpts thereof as indicated, have been filed with or furnished to the Commission by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(1)	Annual Report on Form 20-F of Luxfer Holdings PLC for the year ended December 31, 2017, filed on March 19, 2018; and

(2)
The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35370) filed by the Registrant with the Commission on December 8, 2011 pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

Any statement contained herein, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3.” Incorporation of Documents by Reference,” nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.
Item 4. Description of Securities
Not applicable
Item 5. Interests of Named Experts and Counsel
Not applicable
Item 6. Indemnification of Directors and Officers
The Registrant’s articles of association provide that, subject to any applicable provisions of U.K. statutory corporate law (including any orders, regulations, or other subordinate legislation made thereunder), the Registrant may indemnify any director of the Registrant or of any associated company against all liability and may purchase and maintain for any director of the Registrant or of any associated company insurance against any liability. The Registrant does maintain such insurance for such persons.

Sections 232 to 236 of the Companies Act 2006 provide as follows:
"232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by-

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.
233. Provision of insurance

    Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.
    Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against-

(a) any liability of the director to pay-

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director-

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.

(5) For this purpose-

(a) a conviction, judgment or refusal of relief becomes final-

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of-

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.
Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against-

(a) any liability of the director to pay-

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose-

(a) a conviction becomes final-

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of-

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.
236. Qualifying indemnity provision to be disclosed in a directors' report

(1) This section requires disclosure in directors' report of-

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.
Such provision is referred to in this section as "qualifying indemnity provision".

(2) If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force".
Section 1157 of the Companies Act 2006 provides as follows:

"1157. Power of court to grant relief in certain cases:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against-

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust-

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper".

The Plan provides that to the extent permitted by applicable law, the Registrant will indemnify each director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the Plan has been given against any cost or expense or liability arising out of any action, omission or determination relating to the Plan.

Item 7. Exemption From Registration Claimed
Not applicable
Item 8. Exhibits
The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Articles of Association of Luxfer Holdings PLC

4.2	Luxfer Holdings PLC Long-Term Umbrella Incentive Plan

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the legality of issuance of the ordinary shares offered hereby
23.1    Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2    Consent of Cleary Gottlieb Steen & Hamilton LLP (included in exhibit 5.1)
24.1    Power of Attorney (included on signature pages)
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

11

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of March, 2018.

Luxfer Holdings PLC

By:	/s/ Alok Maskara
Alok Maskara
Chief Executive Officer

POWER OF ATTORNEY

The Registrant and each person whose signature appears below constitutes and appoints Jamie Savage, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of March, 2018.

/s/ Alok Maskara
Alok Maskara	Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Heather Harding
Heather Harding	Chief Financial Officer
(Principal Financial Officer)

/s/ Stephen Webster
Stephen Webster	Group Financial Controller
(Principal Accounting Officer)

/s/ Joseph Allison Bonn
Joseph Allison Bonn	Chairman of the Board

/s/ David Farrington Landless
David Farrington Landless	Director

/s/ Dr. Brian Kushner
Dr. Brian Kushner	Director

/s/ Clive Snowdon
Clive Snowdon	Director

/s/ Adam Cohn
Adam Cohn	Director

/s/ Alok Maskara
Alok Maskara	Authorized US Representative

EXHIBIT INDEX

4.1
Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form F-1 (file no. 333-178278), as amended, initially filed with the SEC on December 2, 2011)

4.2	Long-Term Umbrella Incentive Plan

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the legality of issuance of the ordinary shares offered hereby

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in exhibit 5.1)

24.1	Power of Attorney (included on signature pages)